EXHIBIT 15.4

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Partners of

Icahn Enterprises Holdings L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited supplemental combined interim financial information of Icahn Enterprises Holdings L.P. and subsidiaries as of June 30, 2013, and for the three-month and six-month periods ended June 30, 2013 and 2012, as indicated in our report dated September 25, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K filed on September 25, 2013, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

New York, New York

September 25, 2013